Exhibit 99.1

NEWS RELEASE

288 Union Street, Rockland, MA 02370	Contact:	Investors: Christopher Oddleifson President and CEO 781/982-6660 or Denis K. Sheahan Chief Financial Officer 781/982-6341 Media: Richard A. Hall Senior Vice President 781/982-6486

FOR IMMEDIATE RELEASE

INDEPENDENT BANK CORP. SETTLES STATE TAX DISPUTE AND
RECOGNIZES $2.1 MILLION CREDIT TO SECOND QUARTER INCOME

ROCKLAND, MA (June 23, 2003) — Independent Bank Corp. (NASDAQ: INDB) announced today that two of its subsidiaries have settled a state tax dispute with the Massachusetts Department Of Revenue (“DOR”). Under the settlement approximately $3.2 million was paid to the DOR today on behalf of the Company’s two subsidiaries.

In the first quarter of 2003 the Company recorded a $4.1 million charge to earnings due to the state tax dispute between its subsidiaries and the DOR. As a result of the settlement announced today, the Company will recognize a credit of approximately $2.1 million to income in the second quarter. Both the $4.1 million charge and the $2.1 million credit were computed including interest, based upon applicable tax benefits.

The settlement entered into today between the Company’s subsidiaries and the DOR arises from a negotiation with the DOR on behalf of a group of approximately 50 to 60 banks. The dispute that led to the settlement announced today began in approximately June 2002, when the DOR began assessing additional state taxes against Massachusetts banks that have a real estate investment trust, or “REIT,” in their corporate structure. The dispute between the DOR and banks with REITs was exacerbated on March 5, 2003, when the Governor of Massachusetts signed legislation that declared that the dividends which banks received from a REIT subsidiary subject to state taxation, retroactive to 1999.

Independent Bank Corp.’s sole bank subsidiary, Rockland Trust Company, currently has $2.4 billion in assets, 52 retail branches, seven commercial lending centers and three Investment Management Group offices located in the Plymouth, Barnstable, Norfolk and Bristol counties of Southeastern Massachusetts. To find out more about Rockland Trust Company and its products, visit our web site at www.rocklandtrust.com.

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